Exhibit 99.2

TRAFFIC.COM REPORTS FIRST QUARTER 2006 RESULTS

Wayne, PA—May 8, 2006—Traffic.com, Inc. Traffic.com, Inc. (NASDAQ: TRFC - News), a leading provider of real-time traffic information in the United States, today announced financial results for the quarter ended March 31, 2006.

Robert N. Verratti, chief executive officer of Traffic.com, Inc. said, “We continue to make progress against the objectives laid out in our business plan. During the quarter we increased our revenues from traditional media and entered into new agreements with companies like Lexus and Microsoft that demonstrate the value of Traffic.com’s compelling and customized local content in the interactive media world as well as the benefits brought by providing cross-platform advertising revenue opportunities.”

Quarterly revenues increased from $9.3 million in the first quarter of 2005 to $10.8 million for the quarter ended March 31, 2006. Traffic data service revenues, a category that includes multiple platforms such as in-vehicle navigation systems, Web portals, satellite radio providers, and the company’s USDOT contract, increased from $0.9 million in the first quarter of 2005 to $1.5 million for the first quarter of 2006.

“While consumers, and media and device manufacturers are still in the early adoption stages for this kind of content, growth in data service revenues is a clear indicator of the future for traffic information as a key component to any media platform,” Verratti said.

In traditional media, higher margin owned inventory revenue, included in advertising revenue, and generated from multi-year radio and television station contracts, increased 12.8% from $7.1 million in the first quarter of  2005 to $8.0 million in the first quarter of 2006.

The Company recorded a net loss per share of $(0.49) for the first quarter of 2006 (based on approximately 15.8 million weighted average shares outstanding), as compared to a net loss per share of $(1.89) for the first quarter of 2005 (based on approximately 3.3 million weighted average shares outstanding).

Verratti added, “Buoyed by our technological advantage, enthusiastic user response and the soundness of our expanded business model, we were able to make rapid progress on the goals we articulated during the pre-IPO process.”

The Company’s financial and operational highlights include:

•                  The Company began offering all consumer services free to registered users in January 2006. Since then the registered user base grew from 103,000 at the end of December 2005 to 171,000 at the end of March 2006.

•                  Monthly unique visitors to Traffic.com’s Internet properties totaled more than 1.2 million in March 2006.

•                  The Company entered into an agreement with Lexus to provide content and targeted local advertising opportunities for local Lexus dealers in 11 markets across the United States. The agreement is a model for both revenue generation and cross-platform delivery of compelling local content that is unique to Traffic.com.

•                  The Company entered into an agreement with Microsoft to integrate traffic technology and real-time content into various Microsoft products and services. This multi-year agreement provides for the development of integrated traffic offerings delivered to Microsoft users via the Internet, mobile phones or other devices. The companies expect the first products and services to be made available in Q2 of this year.

•                  The Company recently completed its proprietary sensor network in 2 additional metropolitan areas — Oklahoma City and San Francisco — bringing the total metropolitan areas completed to 10.

“All of these accomplishments were initiated or sustained by the support we have received from the investment community and we believe they are early evidence of the long-term investment value inherent in Traffic.com’s business model,” Verratti said.

Traffic.com began trading on the NASDAQ National Market on January 25, 2006. The Company will conduct an investor conference call today at 5:00 PM Eastern Standard Time.

Date:	May 8, 2006

Time:	5:00 p.m., EDT

Telephone (U.S.):	1 (800) 967-7141

Telephone (International):	+1 719 457.2630

Webcast:	http://investor.traffic.com/eventdetail.cfm?eventid=26436.

The Company will offer earnings call participants a Web demonstration of its new Jam Cast™ technology as part of its first quarter earnings conference call. To view the demonstration as well as listen to the earnings discussion, investors should go to http://investor.traffic.com/eventdetail.cfm?eventid=26436.

To access the conference call without participating in the Webcast, please dial (800) 967-7141.  International callers should dial (719) 457-2630. (Investors who participate in the Webcast should listen to the Webcast audio as well, since the audio on the Webcast will be on a slight time delay from the teleconference audio.)

Traffic.com Jam Cast solutions were unveiled at NAB2006 (National Association of Broadcasters Conference) April 24-27 in Las Vegas. Jam Cast is designed for real-time audio and video traffic content delivery over any digital medium providing continuous, automatically updating systems for digital tier, online and mobile networks.

Investors will be able to access the first quarter earnings press release on the Company’s Web site at http://investor.traffic.com/releases prior to the call/Webcast.

An on-demand replay of the audio portion of the call will be available on the Traffic.com investor relations site:  http://investor.traffic.com/events , or by calling (719) 457-0820 or (888) 203-1112. The replay passcode will be 5400843. The call will remain archived on the Traffic.com investor relations site for 30 days.

Traffic.com, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2006	2005
	(unaudited)
Revenue:
Advertising	$9,327	$8,330
Traffic data services	1,457	930
	10,784	9,260
Cost of revenue	9,498	7,627

Gross margin	1,286	1,633

Operating expenses:
Research and development	1,268	807
Sales and marketing	4,256	3,783
General and administrative	2,157	1,697
	7,681	6,287

Loss from operations	(6,395)	(4,654)
Interest income (expense), net	(1,299)	(1,127)

Net loss	$(7,694)	$(5,781)

Redemption and accretion of redeemable convertible preferred stock	(108)	(536)

Net income (loss) attributable to common stockholders	$(7,802)	$(6,317)

Net loss per common share	$(0.49)	$(1.89)

Weighted average common shares outstanding	15,771	3,346

Traffic.com, Inc.
Consolidated Balance Sheet Data
(In Thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)

Cash, cash equivalents, and short-term investments	$33,747	$13,143
Total assets	73,368	54,978
Long-term deferred revenue and deferred license fees	32,208	32,646
Senior secured credit facility and accrued interest	—	37,659
Other long-term liabilities	1,161	678
Redeemable convertible preferred stock	—	56,977
Total stockholders’ equity (deficit)	26,458	(97,677)

About Traffic.com

Traffic.com® is a leading provider of accurate, real-time traffic information in the United States, based on the quality of its traffic data and the extent of its geographic coverage. Traffic.com offers detailed traffic information, including specific speeds, travel times and delay times. A sophisticated traffic information management system allows Traffic.com to process information in real time and deliver customized reports to large numbers of radio, television, Internet, wireless and in-vehicle navigation system users. Traffic.com provides traffic information for 40 of the largest metropolitan areas in the United States, in such cities as Boston, Chicago, Houston, Los Angeles, New York, Philadelphia, San Diego and San Francisco. Traffic.com’s data services customers include Microsoft, The Weather Channel®, Comcast, Motorola’s VIAMOTO™ Solutions, XM Satellite Radio and XM NavTraffic.

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Forward-Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including Traffic.com’s history of operating losses, risks associated with its recently expanded business model, the substantial competition it faces, its ability to maintain advertiser relationships and attract additional advertisers, its dependency on government contracts, possible failure of its traffic information management system, and failure to protect its intellectual property or to defend against intellectual property claims of others. These and other risks are described in greater detail in Traffic.com’s filings with the Securities and Exchange Commission. Traffic.com may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Traffic.com disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Investor Contact: Bruce Boyle, (610) 407-3417, bboyle@traffic.com

Media Contact: Jeannine Dooley, (610) 407-7400 x. 3053, jdooley@traffic.com

The Traffic.com logo and Jam Cast are trademarks, and Traffic.com is a registered trademark of Traffic.com, Inc. All other product or service names or marks are the property of their respective owners. © 2006 Traffic.com, Inc.